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                          UNITED STATES                -------------------------
              SECURITIES AND EXCHANGE COMMISSION            OMB APPROVAL
                      WASHINGTON D.C. 20549            -------------------------
                                                       OMB Number: 3235-0058
                          FORM 12b-25                  -------------------------
                   NOTIFICATION OF LATE FILING         Expires: March 31, 2006
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                                                       Estimated average burden
                                                       per response....2.50
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(Check One)                                            -------------------------
[X] Form 10-K     [ ] Form 20-F    [ ] Form 11-K       SEC FILE NUMBER 001-15835
[ ] Form 10-Q     [ ] Form N-SAR                       -------------------------
                                                       CUSIP NUMBER 91729G 10 3
For Period Ended: March 31, 2003                       -------------------------
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ________________________

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| Nothing in this form shall be construed to imply that the Commission has     |
|              verified any information contained herein.                      |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

US Dataworks, Inc.
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Full Name of Registrant:

Sonicport, Inc., Sonicport.com, Inc.
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Former Name if Applicable

5301 Hollister Road, Suite 250
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Address of Principal Executive Office (Street and Number)

Houston, Texas 77040
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City, State, Zip Code



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PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
X        filed on or before the fifteenth calendar day following the prescribed
- due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         The Registrant is unable to file its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003 by the required filing date of June 30, 2003 because, as previously disclosed, the Registrant changed its independent auditors effective as of June 11, 2003. The Registrant has not been able to compile the requisite financial data in time to enable the Registrant's new independent auditors to complete their review of the Registrant's financial statements. The Registrant currently expects to file the Annual Report not later than fifteen calendar days after June 30, 2003.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

   John Reiland                     713                934-3855
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     (Name)                       (Area Code)       (Telephone No.)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X]Yes [ ]No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               US Dataworks, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2003                      By: /s/ John Reiland
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                                         John Reiland, Chief Financial Officer

INSTRUCTION; The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. if the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.